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                                                                   Exhibit 4.3



                        CLEAN DIESEL TECHNOLOGIES, INC.
                              1994 INCENTIVE PLAN
                         STOCK OPTION AWARD AGREEMENT


         STOCK OPTION AWARD AGREEMENT dated as of between Clean Diesel Technologies, Inc., a Delaware corporation ("the Company"), of 300 Atlantic Street, Stamford, Connecticut, and

                                ,

a director, officer, employee of or consultant to the Company or an affilliate thereof ("the Participant").

         WHEREAS, the Company desires, to afford to the Participant an opportunity to purchase shares of the Company's Common Stock pursuant to the grant of an option under the Company's 1994 Incentive Plan; and

         WHEREAS, the Participant desires to obtain such opportunity;

         NOW THEREFORE, the parties agree, as follows:

         1.  Option Grant.  The Company grants to the Participant the
right and option ("this Option"), to purchase           shares of
Common Stock of the Company, par value $.05 per share ("the Stock")
at the exercise price per share of U.S. $     , subject, in all
respects, to the terms and conditions of the Plan and to the following terms and conditions.

         2. Term. The term of this Option shall be a period ending on the day (the "Expiration Date) ten (10) years from the date first set out above.

         3. Vesting. (a) This Option shall only be first exercisable, in whole or in part, with respect to the following number of shares on the following dates:

                 Shares                             Dates
                 ------                             -----




         (b) This option shall terminate and all option shares granted hereunder, whether vested or unvested, shall become non-exercisable immediately upon the termination of the Participant's status as a director, officer, employee of or consultant to the Company or an affilliate thereof; provided, however, that if such status of the Participant shall be terminated with the prior consent of the Board, and provided that such termination is not for cause (of which the Board shall be the sole judge), the Board may permit options hereunder to be exercised by the Participant at any time,


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Option Award Agreement,  p. 2.

during the period ending not later than the Expiration Date as the Board shall agree, provided such option would have been able to have been excercised according to its terms absent such termination.

          (c) In the event of the Participant's death, total disability or retirement, such portion of this Option as shall have vested and shall remain unexercised, may be exercised by the Participant or the Participant's Beneficiary at any time during the period ending not later than the Expiration Date, provided that such option would have been able to have been exercised according to its terms absent such death, total disability or retirement.

         (d) Pursuant to and as defined in the Plan, this Option shall immediately vest upon a "Change of Control" of the Company.

         4. Method of Exercise. This Option may be exercised only by one or more notices from time to time in writing of the Participant's intent to exercise this Award, or a portion thereof, delivered to the Secretary of the Company accompanied by the Participant's check in the amount of the exercise price.

         5. Taxes. At the time of exercise of this Option, the Participant shall deliver to the Company, if required by the Company, a check payable to the Company equal, in the sole opinion of the Company, to the applicable National, State or Provincial and local income or other taxes legally required to be withheld, stopped or paid by reason of such exercise.

         6. Transferability. This Option may not be transferred, assigned or pledged except in accordance with the Plan.


         IN WITNESS WHEREOF, the Company and the Participant have each executed this Agreement, all as of the day and year first above written.

CLEAN DIESEL TECHNOLOGIES, INC


By:
   -------------------------------     -----------------------------------
     (Vice) President                              Participant